SECOND AMENDMENT OF SUBORDINATION AGREEMENT

     THIS SECOND AMENDMENT OF SUBORDINATION AGREEMENT (this "Amendment"), dated as of December 22, 1998, is between SLOUGH ESTATES USA INC. ("Slough Estates"), f/k/a SLOUGH PARKS INCORPORATED ("Slough Parks"), and U.S. BANK NATIONAL ASSOCIATION ("USB"), f/k/a COLORADO NATIONAL BANK ("CNB").

                                       RECITALS

     A. Slough Parks and CNB executed and delivered a Subordination Agreement dated as of December 20, 1996 (the "Subordination Agreement"), pursuant to which, among other things, Slough Parks subordinated certain obligations owed to Slough Parks by Tipperary Corporation, a Texas corporation ("Borrower"), to any and all obligations owed to CNB by Borrower under or in connection with a Revolving Credit and Term Loan Agreement dated as of March 30, 1992, as amended (the "Loan Agreement"), among Borrower, et al. and CNB. The Subordination Agreement was afterwards amended by an Amendment to Subordination Agreement and Consent of Subordinating Party, dated as of February 13, 1998, between Slough Parks and USB.

     B. USB is the successor to CNB. Slough Estates is the same entity as Slough Parks.

     C. Slough Estates and Borrower are executing a Promissory Note, dated December 22, 1998, in the principal amount of $5.5 million (the "Replacement Subordinated Note"), which shall constitute all or a part of the "Subordinated Obligations" as defined in the Subordination Agreement. In connection with the Replacement Subordinated Note, the "Subordinated Note," as defined in the Subordination Agreement, will be paid and the related "Pledged Interest," as defined in the Subordination Agreement," will be released. Repayment of the Replacement Subordinated Note, pursuant to a Security Agreement of even date therewith (the "Security Agreement"), is secured in part by a security interest in all material, consolidated assets of Debtor located in the United States (excluding (1) any and all properties and assets covered or purported to be covered by the Third Amended and Restated Mortgage, Deed of Trust, Assignment of Proceeds, Security Agreement and Financing Statement (Oil and Gas) dated March 30, 1992, effective as of October 4, 1990, from Debtor, et al., for the benefit of U.S. Bank National Association f/k/a Colorado National Bank f/k/a Central Bank National Association ("Senior Lender"), (2) any and all properties and assets covered or purported to be covered by the Negative Pledge Agreement dated as of March 31, 1994 from Debtor, et al., for the benefit of Senior Lender, (3) any and all other oil and/or gas properties and related assets to which Senior Lender has given value in determining the "Borrowing Base" pursuant to the Loan Agreement, and (4) any and all proceeds of the property and assets described in
(1) through (3) above), subject to certain otherwise permitted liens as set forth in the Security Agreement (such collateral securing the Replacement Subordinated Note, the "Replacement Pledged Interest").

     D. The execution and delivery of this Amendment by Slough Estates is required in order for the Replacement Subordinated Note and Security Agreement to be in conformity with the Loan Agreement.

                                      AMENDMENT

     NOW THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

     1. All references in the Subordination Agreement to "Slough Parks Incorporated" or "Subordinating Party" shall be deemed to be references to Slough Estates USA Inc. f/k/a Slough Parks

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Incorporated.

     2. As of, and after the execution of this Amendment, all references in the Subordination Agreement (i) to the Subordinated Note shall be deemed to be to the Replacement Subordinated Note, as herein defined, and (ii) to the Pledged Interest shall be deemed to be to the Replacement Pledged Interest, as herein defined.

     3. This Amendment may be executed in any number of counterparts, each of which shall be an original and no one of which need be signed by all of the parties, but all of which together shall constitute one and the same instrument.

     4. Slough Estates hereby ratifies the Subordination Agreement and confirms that it remains valid, enforceable and in full force and effect, as amended.

SLOUGH ESTATES USA INC.                 U.S. BANK NATIONAL ASSOCIATION
 f/k/a SLOUGH PARKS INCORPORATED         f/k/a COLORADO NATIONAL BANK


By:                                     By:
   ---------------------------------       ------------------------------------
   Randall W. Rohner, Vice President       Charles S. Searle, Senior Vice
   And Chief Financial Officer             President


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